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© 2023 Chegg, Inc. / All Rights Reserved Spring 2023 Investor Outreach

2© 2023 Chegg, Inc. / All Rights Reserved Executive Summary Continued Governance and Board Composition Updates • Chegg has added two diverse female independent directors since December 2020 and four new independent directors since June 2019. • Refreshed committee memberships and Chairs – all Chairs of our standing committees are female. • Updated director voting to a majority vote standard in uncontested elections. Executive Compensation • Our ongoing compensation programs with performance metrics continue to work effectively, as reflected in 2022 below target performance incentive payouts. • For 2023 we modified our equity grant practices with the goals of reducing our annual and three-year burn rates and our ongoing annual stock-based compensation expense. Equity Plan Refreshment • We are requesting a new Equity Incentive Plan because our current equity plan (which was adopted with our IPO in 2013) expires on June 6, 2023. • The new Equity Incentive Plan will allow us to continue using equity awards to attract and retain top talent across the company. • Our proposed Equity Incentive Plan incorporates best practices and demonstrates Chegg’s commitment to responsible equity usag e. • This plan represents an approximately two-thirds reduction in shares available for grant compared to our prior equity plan and removes the “evergreen” provision. Employee Stock Purchase Plan • We are requesting to extend the term of our ESPP to enable our employees to continue to purchase shares of our common stock. • Extended ESPP reduces the available ESPP share pool from 10.8 million shares to 4.0 million shares and removes the “evergreen” automatic increase provision. Our Board of Directors recommends a vote “FOR” each of the proposals at our June 7, 2023 Annual Stockholders’ Meeting

2023 Director Nominees (Class I Directors)

Increased board diversity and director experience/skills over time



Renee Budig

Audit Committee Chair

Ms. Budig served as EVP and CFO of Paramount Streaming from Sep '12 – Jan '21, she served as CFO of Hightail, Inc. from 2010 to Sep '12, and she served as VP of Finance of Netflix from 2006 to 2010. We believe Ms. Budig should continue to serve on our Board due to her extensive background in consumer technology companies and her financial expertise through her service as a CFO.



Dan Rosensweig

Co-Chairperson, CEO

Mr. Rosensweig joined Chegg in 2010 with the vision to transform the popular textbook rental service into a leading digital learning platform. Prior to Chegg, Dan served as CEO of Guitar Hero, COO of Yahoo!, and CEO of ZDNet. We believe Mr. Rosensweig should continue to serve on our Board due to the perspective and experience he brings as our CEO and his extensive experience with high-growth consumer internet and media companies.



Ted Schlein

Governance and Sustainability Committee Member, Audit Committee Member

Mr. Schlein has served as a General Partner of Kleiner Perkins, a venture capital firm, since November 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, including as Vice President of Enterprise Products. We believe Mr. Schlein should continue to serve on our Board due to his extensive experience working with technology companies.


2020
2021
2022
Gender
56%
44%
50%
50%
50%
50%
Female
Male
Race/ Ethnicity
11%
89%
10%
10%
80%
10%
10%
80%
White
AA/Black
Hispanic/Latinx
Tenure
20%
40%
40%
20%
40%
40%
30%
40%
30%
0-5 years
5-10 years
10+ years

Chegg

© 2023 Chegg, Inc. / All Rights Reserved

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4© 2023 Chegg, Inc. / All Rights Reserved Executive Compensation – Focused on Pay-for-Performance, Best Practices, and Sound Governance What We Do What We Don’t Do ▪ Pay-for-Performance ▪ Prioritize stockholder alignment with a high percent of pay mix allocated to equity compensation, half of which is performanc e- conditioned for our executive officers ▪ Use a representative and relevant peer group for assessing compensation ▪ Consider stockholder dilution and burn rate in our equity compensation decisions ▪ Include caps on individual payouts in incentive plans ▪ Maintain a recoupment policy on cash or equity incentive awards in the event of a financial restatement ▪ Maintain stock ownership guidelines for our executive officers and non-employee directors ▪ Maintain a Compensation Committee comprised solely of independent directors ▪ Retain an independent compensation consultant ▪ Conduct ongoing stockholder outreach ▪ Conduct an annual Say-On-Pay Vote ▪ Provide guaranteed annual salary increases or bonuses ▪ Provide excise tax gross-ups ▪ Provide defined benefit or contribution retirement plans or arrangements, other than our Section 401(k) plan which is general ly available to all employees ▪ Provide excessive benefits and/or perquisites to our executive officers, including retiree post-termination benefits ▪ Include “single-trigger” vesting change of control provisions in equity awards ▪ Allow hedging or monetization transactions, such as zero cost collars and forward sale transactions

5© 2023 Chegg, Inc. / All Rights Reserved Executive Compensation – 2022 Annual Compensation Program – Simple Design Weighted to Equity and Performance 2022 NEO Compensation Program Elements Component Form1 Purpose / Design Salary Cash o Based on market competitive value of executive's responsibilities and individual performance Long-Term Incentive (LTI) Performance Stock Units (PSUs) (50% of LTI) o Designed to motivate and reward executives to drive critical annual performance goals o Based on Chegg Services Revenue (50%) and Adjusted EBITDA (50%) o 1-year performance period, 3-year total vesting Restricted Stock Units (RSUs) (50% of LTI) o Align the interest of executives and stockholders o Support executive retention o 3-year total vesting Updated 2023 compensation program to include Free Cash Flow as the third PSU attainment metric. (1) Target pay mix represents annual base salary rates as of the fiscal year end, RSUs at grant date fair value, and PSUs at grant date fair value, assuming the target performance level is achieved. Percentages may not sum to 100% due to rounding.

6© 2023 Chegg, Inc. / All Rights Reserved An Equity Incentive Plan is Vital to Our Business • Our equity awards are critical to attracting and retaining the top talent required to execute our strategy. • We provide the opportunity for 100% of our new hire full-time employees to receive equity grants. • Approximately 75% of 2022 employee grants were to non-C-Team employees. • Equity awards link employee compensation to our performance, maintain a culture based on employee stock ownership, and retain talented employees in a highly competitive labor market. • If stockholders do not approve a new plan, we will no longer have an Equity Incentive Plan (“EIP”) as the prior plan will have previously terminated. • Limitations on our ability to grant equity awards would have significant negative consequences to Chegg and its stockholders, such as increasing cash compensation. Equity Awards are critical for us to deliver on our strategy ✓ No evergreen provision ✓ No option repricing without stockholder approval ✓ No liberal change in control definition ✓ No dividends on unvested awards ✓ No excise tax gross-ups Chegg’s proposed Equity Incentive Plan is designed to reflect leading corporate governance practices ✓ No automatic single trigger acceleration on change in control ✓ Clawback policy ✓ Limits on non-employee director compensation ✓ Plan administered independent Compensation Committee ✓ New plan reduces shares available for grant from 37.4 million to 12.0 million Chegg is requesting stockholder approval for a new 2023 Equity Incentive Plan

7© 2023 Chegg, Inc. / All Rights Reserved Equity Incentive Plan – Approval Request Chegg is requesting stockholder approval for a new 2023 Equity Incentive Plan • Our three-year average gross burn rate reflects Chegg’s prudent management of the EIP against our relevant benchmarks: • Our three-year average gross burn rate was approximately 3.72% for fiscal years 2020 through 2022 and would be 3.0% if adjustment for shares returned as a result of forfeiture, lapse, repurchase or other termination of awards were otherwise considered. • This burn rate was below the three-year median gross burn rate of our 2022 compensation peer group of 3.89%. • This burn rate was substantially below that of the “Software & Services” Global Industry Classification Standard (GICS) group, which was 5.27%. • Although our burn rate is below these relevant benchmarks, ISS bases its recommendation on our currently assigned GICS Code when evaluating Chegg's burn rate. Chegg is currently classified with the "Consumer Services" GICS Code, but our 2022 compensation peer group is predominantly classified with the "Software & Services” GICS Code.2 The "Consumer Services" classification, which we believe does not reflect our business model or revenue mix, has a substantially lower average burn rate, at 2.06%. If Chegg were classified with the "Software & Services” GICS Code, Chegg would be substantially below the average burn rate on which ISS bases its recommendation. Our Board of Directors believes that a request for 12 million shares is reasonable and prudent at this time. (2) See Slide 14 of this Presentation for additional information regarding our compensation peer group.

8© 2023 Chegg, Inc. / All Rights Reserved Chegg is requesting approval for the Amended and Restated 2013 Employee Stock Purchase Plan (ESPP) Our Employee Stock Purchase Plan is a benefit for our employees • Our Board believes that the ESPP has been an important incentive tool to attract, retain, and motivate qualified employees. • While also aligning the long-term value creation objectives of our workforce with those of our stockholders. • We are not asking for any additional shares for the ESPP. • The ESPP reduces the available share pool to 4.0 million shares from 10.8 million. • Approximately 2.8 million shares have previously been granted under the ESPP since its original adoption in 2013. • ESPP removes the evergreen provision and extends the term such that the ESPP will expire on the earlier of the issuance of the 4 million shares or termination by the Board. • Generally, all Chegg employees are eligible to participate in the ESPP and approximately 1,392 employees have participated fr om 2014 through 2022. • Employees can elect a contribution rate of up to 15% of their compensation, purchase up to 8,000 shares per purchase and/or a maximum of $25,000 per year.

Thank You © 2023 Chegg, Inc. / All Rights Reserved

© 2023 Chegg, Inc. / All Rights Reserved Appendix

11© 2023 Chegg, Inc. / All Rights Reserved 2023 Continuing Directors (Class II Directors) Dr. Paul LeBlanc Governance and Sustainability Committee Member Dr. LeBlanc has served as the President of Southern New Hampshire University since 2003 and previously as the President of Marlboro College from 1996 to 2003. Dr. LeBlanc served as Director of Sixth Floor Media, a division of Mifflin Harcourt Publishing. Marne Levine Governance and Sustainability Committee Chair, Compensation Committee Member Ms. Levine served as the Chief Business Officer at Meta from September 2021 to February 2023, and previously served as its VP of Global Partnerships, Business and Corp Development, COO of Instagram, and VP of Global Policy. Before Meta, Ms. Levine served in the Obama Administration as Chief of Staff of the NEC and Special Assistant to the President for Economic Policy. Richard Sarnoff Co-Chairperson, Audit Committee Member Mr. Sarnoff has served as KKR’s Chairman of Media for its Private Equity Platform in the Americas since 2022 and previously served as its Managing Director, then Partner, then Head of the Media and Communications industry group in the US from 2014 – 2021 and as a Senior Advisor from 2011 – 2014. Until 2011, Mr. Sarnoff was a longstanding senior executive at Bertelsmann AG.

12© 2023 Chegg, Inc. / All Rights Reserved 2023 Continuing Directors (Class III Directors) Jed York Governance and Sustainability Committee Member, Compensation Committee Member Mr. York has served as the CEO of the San Francisco 49ers since Feb ’12, where he previously served as Team President from 2008 – 2012 and as VP of Strategic Planning from 2005 – 2008. Previously, Mr. York served as a financial analyst at Guggenheim Partners. Melanie Whelan Compensation Committee Chair Ms. Whelan has served as a Managing Director at Summit Partners since June 2020 and as Executive in Residence from Jan ’20 – Jun ’20. Previously, Ms. Whelan served as CEO of SoulCycle, Inc. from Jun ‘15 – Nov ‘19 and COO from Apr ‘ 12 – May ‘15. Ms. Whelan was VP of Business Development at Equinox Holdings from Jan ‘07 – Apr ’12 and previously held leadership positions with Virgin Management. Sarah Bond Compensation Committee Member Ms. Bond has served as the Corporate VP, Gaming Ecosystem at Microsoft since Jun ‘20, and previously as the Corporate VP of Gaming Partnerships and Business Development. She has held several senior roles at T-Mobile, including SVP of Emerging Businesses and Chief of Staff to the CEO. Marcela Martin Audit Committee Member Ms. Martin has served as the President of Buzzfeed since Aug ‘22 and was previously CFO at Squarespace from Nov ’20 to Jul ’22. Ms. Martin served as SVP and CFO of Booking.com from Jan ‘19 – Nov ’20, EVP and CFO of National Geographic from Jan ‘16 – Dec ’18, EVP and CFO of Fox International from 2007 – 2016 and VP and Deputy CFO for Fox International from 2003 – 2007.

13© 2023 Chegg, Inc. / All Rights Reserved Board of Directors Experience (Skills) The matrix below highlights several of the experiences, qualifications, attributes, and skills of our directors.

14© 2023 Chegg, Inc. / All Rights Reserved Our Compensation Peer Group For our 2022 compensation decisions, our compensation peer group consisted of the following 19 companies: Chegg’s core business is to develop and sell software-based subscription services to improve learners’ outcomes. We provide these products and services to support learners by helping them better understand their academic course materials and by providing personal and professional development skills training to help them achieve their non-academic goals. Our products and services are distributed through multiple channels, including direct-to-consumer (e.g., Chegg Study, Chegg Study Pack, Writing, and Math), and business-to-business, or “B2B” (e.g., enterprise language learning offerings, and employer Skills offerings). Therefore, while Chegg is classified by MSCI and S&P under the Global Industry Classification Standard (GICS) in the “Education Services” sub-industry, our peer group and competitive market consists primarily of other software, SaaS, and internet companies. Accordingly, the industries represented in our peer group and considered by the Compensation Committee extend beyond Education Services and include companies in the following GICS industries: “Application Software,” “Internet & Direct Marketing Retail,” “Internet Services & Infrastructure,” “Real Estate Services,” and "Systems Software.”

15© 2023 Chegg, Inc. / All Rights Reserved Chegg’s Approach to ESG Please see our ESG website and ESG Report for more details and additional recognition Focus on People ▪ Human Capital Management ▪ Culture, Belonging & Diversity Help Learners ▪ Product Impacts & Learning Outcomes ▪ Access to Education ▪ Climate ▪ Energy ▪ Waste Operate Sustainably ▪ Corporate Governance Govern Effectively ▪ Philanthropy ▪ Community Engagement ▪ Research & Advocacy Give Back Act Responsibly ▪ Academic Integrity ▪ Privacy & Cybersecurity ▪ Ethics & Compliance ▪ Responsible Marketing We strive to improve the overall return on investment in education by helping people learn more in less time and at a lower cost. We put our students first. Our mission is to help every learner achieve their best, in school and beyond. ▪ Chegg was upgraded by MSCI to their highest ESG rating, AAA. ▪ We are pleased to share our recognition as a company committed to sustainability in our industry and we are honored to be included in this year’s S&P Global Sustainable Yearbook. Public Recognition

16© 2023 Chegg, Inc. / All Rights Reserved Forward-Looking Statements This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by references to future periods and use of terminology such as “plan,” “believe,” “estimate,” “intend,” “project,” “endeavor,” “should,” “future,” “long-term,” “outlook,” “non-GAAP,” “will,” “expect,” “anticipate,” “guidance,” “as if,” “transition,” or similar words or phrases which are predictions of or indicate f uture events or trends and which do not relate solely to historical matters. These forward-looking statements include, without limitation, statements regarding our ongoing compensation and governance programs, the efficacy of the performance metrics of our compensation program, our ability to reduce our annual and three-year burn rates and our ongoing annual stock-based compensation expense, the approval, implementation and benefits of the proposed Equity Incentive Plan and Employee Stock Purchase Plan (the "New Plans"), the impact of the New Plans on our employee retention, the number of shares available for grants under the New Plans, the terms and provisions of the New Plans, the continued service on our Board of Directors of our 2023 director nominees and the other existing directors, and our ESG practices. These statements are not guarantees of future performance and are based on management’s expectations as of the date of this presentation and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or i mplied by these forward-looking statements include the following: the effects of AI technology on Chegg’s business and the economy generally; Chegg’s ability to attract new, and retain existing, students, to increase student engagement, and to increase monetization; Chegg’s brand and reputation; changes in employment and wages and the uncertainty surrounding the evolving educational landscape, enrollment an d student behavior; Chegg’s ability to expand internationally; changes in search engine methodologies that modify Chegg’s search result page rankings, resulting in decreased student engagement on Che gg’s website; the success of Chegg’s new product offerings, including CheggMate; competition in aspects of Chegg’s business, and Chegg's expectation that such competition will increase; Chegg’s ability to innovate in response to technological and market developments, including artificial intelligence; Chegg’s ability to maintain its services and systems without interruption, including as a result of technical issues, cybersecurity threats, or cyber-attacks; third-party payment processing risks; adoption of government regulation of education unfavorable to Chegg; the rate of adoption of Chegg’s offerings; mobile app stores and mobile operating systems making Chegg’s apps and mobile website available to students and to grow Chegg’s user base and increase their engagement; colleges and governments re stricting online access or access to Chegg’s services; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s ability to build and expand its services offerings; Chegg’s ability to integrate acquired businesses and assets; the impact of seasonality and student behavior on the business; the outcome of any current litigation and investigations; Chegg’s ability to effectively control operating costs; regulatory changes, in particular concerning privacy, marketing, and education; changes in the education market, including as a result of AI technology and COVID-19; and general economic, political and industry conditions, including inflation, recession and war. All information provided in this presentation and in any related calls is as of the date hereof, and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 21, 2023, and could cause actual results to differ materially from expectations.